                                                                    EXHIBIT 10.9

                         DIRECTOR* COMPENSATION SUMMARY

MEETING FEES

For each meeting of the board of directors of Civitas BankGroup, Inc., a Tennessee corporation, (the "Company"), attended, a director receives $700, except for the Chairman who receives $800 for each meeting attended.

Directors are reimbursed for their expenses incurred in connection with their activities as the Company's directors.

COMMITTEE MEETING FEES

Each Executive Committee member receives $500 for each committee meeting attended, except for the Chairman of the Executive Committee who receives $600 per committee meeting. Each Audit Committee member receives $500 for each monthly committee meeting attended, except for the Chairman of the Audit Committee who receives $600 per committee meeting attended. Each Personnel Committee member receives $500 for each committee meeting attended, except for the Chairman of the Personnel Committee who receives $600 for each committee meeting attended.

In addition, each director of the Company that is also a director of Cumberland Bank, the Company's wholly-owned subsidiary (the "Bank"), is compensated for his service on such board and any committees thereof, if the director is not also an employee of the Bank. For each meeting of the board of directors of the Bank attended, each non-employee director receives $500, except for the Chairman who receives $600 for each meeting attended. Each member of a committee of the Bank receives $300 for each committee meeting attended, except for the Chairman of such committee who receives $400 for each committee meeting attended.

EQUITY COMPENSATION

Each director is eligible to participate in the Company's Stock Option Plan.

The foregoing information is summary in nature. Additional information regarding director compensation will be provided in the Company's proxy statement to be filed in connection with the 2006 annual meeting of the Company's shareholders.

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* Includes directors that are also employees of the Company.

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                  NAMED EXECUTIVE OFFICER COMPENSATION SUMMARY

The following table sets forth the current base salaries paid to the Company's President and Chief Executive Officer and its other named executive officers and the amount of the cash bonus paid to these persons for 2005.

                       EXECUTIVE OFFICER                        CURRENT SALARY   2005 CASH BONUS(1)
-------------------------------------------------------------   --------------   ------------------
Richard Herrington, President and Chief Executive Officer
 of the Company                                                   $ 216,320           $      0

Danny Herron, Executive Vice President of the Company and
 President and Chief Executive Officer of Cumberland Bank         $ 171,080           $      0

Lisa Musgrove, Executive Vice President, Chief Operating
 Officer and Chief Financial Officer of the Company               $ 132,500           $ 10,000

In addition to their base salaries, these executive officers are also eligible to:

-     Participate in the Company's bonus plan;

- Participate in the Company's equity incentive programs, which currently involves the award of stock options pursuant to the Company's Stock Option Plan; and

- Participate in the Company's broad-based benefit programs generally available to its employees, including health, disability and life insurance programs and the Company's 401(k) Plan and Employee Stock Purchase Plan.

The foregoing information is summary in nature. Additional information regarding the named executive officer compensation will be provided in the Company's proxy statement to be filed in connection with the 2006 annual meeting of the Company's shareholders.


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(1) Each of the named executive officers received stock options in lieu of cash bonus